UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 15, 2007
NOBLE CORPORATION
(Exact name of registrant as specified in its charter)

CAYMAN ISLANDS (State or Other Jurisdiction of Incorporation or Organization) Number)	001-31306 (Commission File Identification No.)	98-0366361 (I.R.S. Employer

13135 South Dairy Ashford, Suite 800 Sugar Land, Texas (Address of Principal Executive Offices)	77478 (Zip Code)
Registrant’s telephone number, including area code: (281) 276-6100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 15, 2007, Noble Corporation (the “Company”) entered into a $600 million revolving credit agreement (the “Credit Agreement”) with Citibank, N.A., as administrative agent, swingline lender and an issuing bank of letters of credit; SunTrust Bank, as syndication agent; The Bank of Tokyo-Mitsubishi UFJ, Ltd., Houston Agency, Fortis Capital Corp., and Wells Fargo Bank, N.A., as co-documentation agents; and Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., as co-lead arrangers and co-book running managers. The Company is the borrower under the Credit Agreement. Additionally, Noble Holding International Limited, a wholly-owned indirect subsidiary of the Company, or such other wholly-owned foreign subsidiary of the Company as may be designated by the Company and reasonably acceptable to the administrative agent, may be designated as an additional borrower under the Credit Agreement. Upon any such designation, the Company will issue a guaranty of the obligations of such additional borrower under the Credit Agreement. Noble Drilling Corporation, a corporation wholly-owned by direct and indirect subsidiaries of the Company, has issued a guaranty of the obligations of the borrower under the Credit Agreement.
     Pursuant to the terms of the Credit Agreement, the Company may, so long as no event of default has occurred and is continuing, elect to increase the maximum amount available under the Credit Agreement from $600 million up to an amount not to exceed $800 million through increases of commitments by existing lenders or the addition of new lenders, provided that each such new lender must be reasonably acceptable to Citibank, N.A. and the other issuing banks.
     The Credit Agreement has an initial term of five years and, unless extended, all outstanding borrowings will be due and payable on March 15, 2012. So long as no event of default has occurred and is continuing, the Company may request that the term of the Credit Agreement be extended for up to two additional one-year periods. Each such extension is subject to the approval of lenders holding greater than 50 percent of the commitments then outstanding.
     Borrowings may be made under the facility (i) at the sum of Adjusted LIBOR (as defined it the Credit Agreement) plus the Applicable Margin (as defined in the Credit Agreement), which is 0.235 percent based on the Company’s current credit ratings, or (ii) at the base rate, determined as the greater of the prime rate for U.S. dollar loans announced by Citibank, N.A. in New York or the sum of the weighted average overnight federal funds rate published by the Federal Reserve Bank of New York plus 0.50 percent. At the Company’s current credit ratings, the Company is required to pay a facility fee of 0.065 percent per annum of the aggregate commitments under the Credit Agreement. In addition, the Company will be required to pay a utilization fee of 0.050 percent per annum of the aggregate principal amounts outstanding under the Credit Agreement when such outstanding amounts equal or exceed 50 percent of the total commitments. A letter of credit fee equal to the Applicable Margin times the outstanding face amount of any letter of credit issued under the Credit Agreement is also required to be paid by the Company.

     The Credit Agreement contains covenants that the Company considers usual and customary for an agreement of this type, including a debt to total tangible capitalization covenant. Borrowings under the Credit Agreement are subject to acceleration upon the occurrence of events of default that the Company considers usual and customary for an agreement of this type.
     The Credit Agreement replaces the Amended and Restated Credit Agreement, dated May 1, 2002 and as amended through the date of this Current Report on Form 8-K, among the Company, Noble Holding (U.S.) Corporation, Noble Drilling Corporation, Nordea Bank Norge ASA, New York Branch, as administrative agent, and the lenders named therein (the “Existing Credit Agreement”). On March 15, 2007, the Company borrowed U.S. $85 million under the Credit Agreement and used these proceeds to pay the aggregate principal amount outstanding under the Existing Credit Agreement. The interest rate for this borrowing, which is an Adjusted LIBOR loan, was 5.565 percent at March 15, 2007.
     The administrative agent and certain of the parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may perform in the future, banking, investment banking or other advisory services for the Company and its affiliates from time to time for which they have received, or will receive, customary fees and expenses.
     The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein. Certain schedules and exhibits to the Credit Agreement have not been filed with such exhibit. The Company will furnish supplementally any omitted schedule or exhibit to the U.S. Securities and Exchange Commission upon request.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in Item 1.01 to this Current Report on Form 8-K is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
     The information required by this Item 9.01(d) is set forth in the Index to Exhibits accompanying this report and is incorporated herein by reference.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION
Date: March 20, 2007	By:	/s/ Thomas L. Mitchell
Thomas L. Mitchell,
Senior Vice President and Chief Financial Officer, Treasurer and Controller

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INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION

4.1	—	Revolving Credit Agreement dated as of March 15, 2007 among Noble Corporation; the Lenders from time to time parties thereto; Citibank, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank; SunTrust Bank, as Syndication Agent; The Bank of Tokyo-Mitsubishi UFJ, Ltd., Houston Agency, Fortis Capital Corp., and Wells Fargo Bank, N.A., as Co-Documentation Agents; and Citigroup Global Markets Inc., and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., as Co-Lead Arrangers and Co-Book Running Managers.

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